                                                                      EXHIBIT 21

                             MATERIAL SUBSIDIARIES

PCC Energy, Inc. (an Alberta, Canada corporation)

PC Energy Corp. (an Alberta, Canada corporation)

BEC Energy Inc.

PetroCorp Acquisition Company